CONSULTING AGREEMENT

This Agreement, dated the 27th of September, 2005 *Minera Teles Pires Inc, a private Nevada Corporation, located at PO Box 33084, Reno, Nevada, USA 89533, and represented by Mr. Richard L. Bachman and who's contact information is given as tele: 001-775-721-8883 & email address as rickbachman@sbcglobal.net*, hereinafter called "CONSULTANT",

And *Lakefield Ventures Inc., a public Nevada Corporation, located at 10580 N. McCarran Blvd., Building 115-208, Renó, Nevada 89503, and represented by Mr. Luis Goyzueta and who's contact information is given as tele: 011- (51-1) 9909-1499*, hereinafter called "CLIENT".

WITNESSETH:

WHEREAS, CONSULTANT is willing and able to render professional services for performance of the work as hereafter described, and

WHEREAS, CLIENT desires to obtain said professional and corporate services for said work.

NOW, THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties agree as follows.

Article I

CONSULTANT agrees to perform the services set forth in SCHEDULE A, SCOPE OF WORK, attached hereto and made a part hereof.

All services hereunder will be performed in accordance with sound and generally accepted practices and are retained and shall be rendered on the basis of CONSULTANTS knowledge and experience as a Corporate Administrator, Geoscientist, and Manager. These services are to be performed by CONSULTANT for CLIENT in consideration of the payments set forth in SCHEDULE B, FEE STRUCTURE.

The services shall be performed by Richard L. Bachman personally. The Consultant shall not substitute other members, if any, of its professional and technical staff without the prior written approval of CLIENT.

All services are to be performed by CONSULTANT for CLIENT acting as an independent consultant and shall not act as or be an agent of CLIENT or have the power to bind or commit CLIENT in any manner, without the written authorization of CLIENT. CONSULTANT shall make clear in all dealings with outside parties that it is acting in a business service providing capacity only.

Article II

CONSULTANT agrees to confer with CLIENT'S representatives; furnish reports of progress as requested; and furnish to CLIENT, as soon as practicable, all data and information relating to the work. If requested, a terminal report shall be furnished to CLIENT at the completion of the consulting work. All such reports, data, and information shall be the sole property of CLIENT. CLIENT shall have the right to take and use such reports, data, and information without restrictions.

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Article III

CONSULTANT agrees not to disclosure, or cause to be disclosed, to third parties, without written consent of CLIENT, any information obtained for, or through CLIENT in connection with the performance of this Agreement unless the information is known in the mining industry prior to CONSULTANT'S obtaining that information from CLIENT.

In the performance of services for CLIENT under this Agreement, CONSULTANT hereby agrees that all material generated or obtained by CONSULTANT as a result of CONSULTANT'S services to CLIENT, including corporate duties, data, records, geological information and geographical location relating to CLIENT'S mineral exploration programs, is confidential and is proprietary solely to CLIENT.

CONSULTANT will treat such information and data as secret and confidential and agrees not to disclose any such confidential information to any person or use and such information or data unless CLIENT has given CONSULTANT prior written consent to use or release such information.

It is the intent of CLIENT to restrain CONSULTANT from the use of information, but not from the use of experience gained while consulting for CLIENT. CONSULTANT may use the experience gained to provide similar services to other clients.

Notwithstanding the above, nothing in this Agreement shall prevent CONSULTANT from providing information to any government agency as required by law.

Article IV

In performing the above services for CLIENT, CONSULTANT will be an independent contractor and not an employee of CLIENT. CONSULTANT will not act in a management capacity for CLIENT but strictly performs tasks and services as outlined in schedule A as directed by CLIENT. As such, CONSULTANT is responsible for paying its own Social Security, Income and Unemployment taxes, as required by Federal, State, and Local laws and regulations. Because CONSULTANT is an independent contractor, CLIENT will not provide health or disability insurance.

Article V

CONSULTANT will indemnify CLIENT for, and hold it harmless from, any and all liability claims for injury or death of any and all persons whatsoever, and for any and all damage to, or loss of, property in any manner caused by CONSULTANT in connection with the performance of the services described herein.

CONSULTANT will perform the services described under Schedule A in accordance with current internationally accepted standards of the geophysical profession and the terms of this agreement. In no event will CONSUTANT be liable for any loss or damage arising from the CLIENT'S use of or actions based on the CONSULTANT'S recommendations or interpretations

Article VI

This Agreement terminates all prior agreements between CLIENT and CONSULTANT.

Article VII

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CLIENT and CONSULTANT reserve the right to terminate consulting services at any time, but both parties agree to advise the other party, in writing, of its intent to terminate ninety (90) days before the effective date of termination.

CLIENT reserves the right to terminate consulting services at any time due to poor performance of the services set forth in the attached SCHEDULE A. Notification of termination must be given by CLIENT to CONSULTANT in writing specifying details of CLIENT'S position of poor performance by CONSULTANT. CLIENT shall pay any charges due CONSULTANT for outside services initiated prior to the date of termination. CLIENT shall pay any charges due CONSULTANT for services and expenses while returning to CONSULTANT'S home office.

In any case, this contract will terminate on December 31, 2006.

Article XIII

This Agreement is deemed to be personal between CONSULTANT and CLIENT and cannot be assigned or transferred by CONSULTANT without CLIENT'S written consent.

Article IX

CONSULTANT hereby assures CLIENT that there is no present conflict of interest in CONSULTANT'S activity for CLIENT and CONSULTANT agrees to advise CLIENT promptly in the event of any conflict of interest developing during the term of this Agreement.

Article X

It is understood that CLIENT has a drug-free and safety awareness work-force policies. As such, CONSULTANT will comply with anything necessary to meet the intent of CLIENT'S policy.

Article XI

CLIENT shall hold CONSULTANT harmless if, through reasonable efforts, CONSULTANT fails to perform its obligations hereunder if and to the extent that such failure to perform results from causes beyond CONSULTANT'S control, including, without limitation, strikes, lockouts or other industrial disturbances, civil disturbances, fires, acts of God, acts of public enemy, compliance with any regulations, order, or requirement of any government body or agency.

ACCEPTED AND AGREED TO THIS 27th DAY OF September, 2005.

Luis Goyzueta
Lakefield Ventures Inc.

Richard L. Bachman
Minera Teles Pires Inc.

Schedule A

Scope of Work

CONSULTANT is to provide administrative and technical consulting services in North America or other locations as requested by Lakefield Ventures Inc. This includes but is not limited to 1) providing Richard L. Bachman to act as President and Director of Lakefield Ventures Inc.; 2) managing and advising on procedures and protocols related to the exploration programs related to the Rio Chubut Uranium Project in southern Argentina, respectively; and 3) directing the Client's acquisition program by providing leadership in negotiations on third party mineral properties, as requested by Lakefield Ventures Inc. Lakefield Ventures Inc. may request that **Mr. Richard L. Bachman** provide reports of activities, and interpretations, observations, conclusions, and recommendations as appropriate.

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Schedule B

Fee Structure

FEE STRUCTURE for **CONSULTANT.**

MONTHLY RATE CONSULTING (US DOLLARS $)10,000.00

Senior Corporate Executive

Fees will be billed at a fixed rate for work related to the position of President and Director in the management Lakefield Ventures Inc. and its activities. Also, negotiated fees will be considered for a guaranteed amount of work over a period of 12 or more months. These will be bid on an individual basis and agreed to in writing. It is agreed that until sufficient financing is obtained that one half of the US $10,000 monthly fee (US $5000) will be paid monthly with the remaining US $5000 to be deferred until financing is obtained.

In addition to the above, all out-of-pocket expenses incurred by CONSULTANT while rendering services are chargeable to the CLIENT. Such expenses include but are not restricted to the following.

1. Transportation and reasonable living expenses to, from and while located at the job site. Airfare will be by Coach Class.
2. Car rental charges, including insurance coverage, in the event a rental car is required to commute to, from, and while operating at the job site.
3. Long distance telephone charges photocopy, drafting, and plotting services if not provided at the CLIENT location.

CONSULTANT will provide CLIENT a bill the first of the month for services rendered and expenses incurred through the end of the prior month. This bill will contain a summary daily log of CONSULTANT'S activities accounted for to the nearest hour. In some cases, a project may extend past the end of the month or services may be minimal for the prior month and billing may be delayed. In any case, billing will not extend past ninety (90) days without approval of CLIENT.

CONSULTANT can impose on CLIENT a charge of 1% per month on outstanding balances for which payment is not received within fifteen (15) days of receipt of bill.

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